Exhibit 99.1

UNITY Biotechnology Announces Start of New CEO and New Employment Inducement Grants

SOUTH SAN FRANCISCO, Calif., March 30, 2020 – UNITY Biotechnology, Inc. today announced that Anirvan Ghosh, Ph.D., has officially joined the company as Chief Executive Officer. As previously announced, Dr. Ghosh is a renowned scientist and drug development leader who joins UNITY from Biogen, where he served as Senior Vice President, Head of Research and Early Development. Former UNITY CEO, Keith Leonard, will continue as Chairman of the Board of Directors.

As a result, the Board of Directors granted one new employee stock-based awards covering an aggregate of 1.1 million shares of UNITY common stock, including options to purchase an aggregate of 800,000 shares of UNITY common stock, 120,000 restricted stock units, 150,000 performance stock units and 30,000 shares of UNITY common stock.  The stock-based awards were granted pursuant to the UNITY Biotechnology, Inc. 2020 Employment Inducement Incentive Plan, which was approved by the Board in March 2020 to provide for grants to newly hired employees as a material inducement for them to commence employment with UNITY in accordance with Nasdaq Stock Market Rule 5635(c)(4).

The stock-based awards were comprised of the following grants made to Anirvan Ghosh, Ph.D., UNITY’s newly appointed Chief Executive Officer: (i) an option purchase 800,000 shares of common stock with a per share exercise price of $5.95, which was the closing price of UNITY common stock on March 30, 2020, (ii) 30,000 shares of UNITY common stock, (iii) 120,000 restricted stock units (RSUs), each of which constitutes the right to receive a share of UNITY common stock upon vesting and (iv) 150,000 performance stock units (PSUs), each of which constitutes the right to receive a share of UNITY common stock upon vesting. The stock options will vest and become exercisable as to 25% of the shares undelrying the option on March 30, 2021 and thereafter as to 1/48th of the shares underlying the option on a monthly basis, subject to Dr. Ghosh’s continued service to UNITY through the applicable vesting date. The RSUs granted to Dr. Ghosh vest on each of the first three anniversaries of March 30, 2020, subject to Dr. Ghosh’s continued service to UNITY through the applicable vesting date. The PSUs granted to Dr. Ghosh vest as to 50,000 PSUs upon the attainment of (a) a volume-weighted average per share closing trading price of UNITY common stock of at least $36.875 over a trailing 30-day period (subject to adjustment for stock splits and the like) or (b) a change in control transaction in which the price per share to the holders of UNITY common stock is at least $36.875 (subject to adjustment for stock splits and the like) and as to 100,000 PSUs (x) at such time as UNITY’s market capitalization reaches at least $2.5 billion, as measured based on the volume weighted average closing trading price over a trailing 30 day period or (y) a change in control transaction in which the consideration paid to UNITY’s stockholders is equal to at least $2.5 billion, as determined by the Board.  The grants made to Dr. Ghosh are subject to accelerated vesting upon a change in control and in connection with certain terminations of his employment.

About UNITY Biotechnology, Inc.

UNITY is developing therapeutics to extend healthspan with an initial focus on cellular senescence. UNITY believes that the accumulation of senescent cells is a fundamental mechanism of aging and a driver of many common age-related diseases. Cellular senescence is a natural biological state in which a cell permanently halts division. As senescent cells accumulate with age, they begin secreting inflammatory factors, proteases, fibrotic factors, and growth factors, that disturb the tissue micro environment. This collection of secreted proteins is referred to as the Senescence Associated Secretory Phenotype, or SASP. UNITY is developing senolytic medicines to eliminate senescent cells and thereby stop the production of the SASP, which UNITY believes addresses a root cause of age-related diseases. By stopping the production of the SASP at it source, UNITY believes senolytic medicines could slow, halt, or reverse diseases such as osteoarthritis and age-related eye diseases. More information is available at www.unitybiotechnology.com or follow us on Twitter.

Forward-Looking Statements

UNITY cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential,” “continue” or “project” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations and include the Company’s statements regarding the completion of its common stock offering. The inclusion of forward-looking statements should not be regarded as a representation by UNITY that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in UNITY’s business and other risks described in the Company’s filings with the SEC. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: market conditions and the satisfaction of closing conditions related to the proposed public offering. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and UNITY undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see UNITY’s most recently filed Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the Securities and Exchange Commission on March 11, 2020, as well as other documents that may be filed by UNITY from time to time with the Securities and Exchange Commission. This press release concerns drug candidates that are under clinical investigation and which have not yet been approved for marketing by the U.S. Food and Drug Administration. They are currently limited by Federal law to investigational use, and no representation is made as to their safety or effectiveness for the purposes for which they are being investigated. All forward-looking statements are qualified in their entirety by this cautionary statement.

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